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                                                     EXHIBIT 99.2





                         [Letterhead of]

                     CAPITAL CITIES/ABC, INC.





                         February 5, 1996



FOR IMMEDIATE RELEASE

CAPITAL CITIES/ABC REPORTS EARNINGS FOR THE FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 1995

Capital Cities/ABC, Inc. earnings for the fourth quarter and year ending December 31, 1995 were announced today by Thomas S. Murphy, Chairman of the Board and Chief Executive Officer. Excluding costs incurred in connection with the pending merger with The Walt Disney Company, consolidated net income per share was $1.76 in the fourth quarter of 1995, compared with $1.56 in 1994, an increase of 13%.

Consolidated net income for the fourth quarter of 1995 was $234,956,000 (including the merger costs), compared with $240,570,000 reported for the same period of 1994. Including the merger costs, net income per share for the fourth quarter of 1995 was $1.53 compared with the $1.56 reported in the prior year's quarter. Merger costs consisted principally of long-term incentive compensation expense resulting from the merger-related increase in the Company's share price, as well as from costs for legal, printing and other similar expenses.

Net revenues for the fourth quarter of 1995 were $2,056,526,000, an increase of 4% over 1994, with broadcasting operations also up 4%. Net revenues for the ABC Television Network increased slightly. Television station net revenues, excluding political advertising, decreased slightly reflecting soft advertising demand. ESPN continued to report significant revenue gains, while the radio operations increased slightly. Publishing revenues, excluding the effect of dispositions and start-ups, increased 8%, with the newspaper operations reporting higher gains than the specialized publications.

Operating income (including merger costs) for the fourth quarter of 1995 was $366,203,000, compared with $439,620,000 reported in 1994.
Excluding merger-related costs, operating income for the Company declined 4%. Broadcasting operating income, excluding merger costs, decreased 3% from 1994. Operating income for ABC Television Network decreased moderately. Television stations operating income was down significantly, reflecting the absence of substantial prior year political revenue as well as the soft marketplace. Operating income at ESPN and the radio operations increased very significantly in the fourth quarter of 1995. Publishing earnings, excluding the effect of merger costs, dispositions and start-ups, decreased 2%. Substantially higher newsprint expense at the newspapers was the primary factor in the decline.


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Other income, net for the fourth quarter of 1995 increased
$69,479,000 from the prior year's comparable quarter, principally due to a gain on the sale of a non-operating investment and from a favorable settlement of prior years' income taxes.

Excluding costs incurred in connection with the pending merger with The Walt Disney Company, consolidated net income per share for the full year of 1995 was $5.11 compared with $4.42 in 1994, an increase of 16%. Consolidated net income for the full year of 1995 was $728,636,000 (including merger costs) compared with $679,814,000 reported for the same period of 1994. Including merger costs, net income per share for 1995 was $4.73 compared with the $4.42 reported in 1994.

Net revenues for 1995 increased 8% over 1994, with broadcasting operations up 9%. Net revenues for the ABC Television Network increased moderately. Television station net revenues increased slightly, reflecting soft advertising demand in the last half of 1995 and the absence of significant 1994 political advertising. ESPN continued to report significant gains, while the radio operations increased moderately. Publishing revenues, excluding the effect of dispositions and start-ups, increased 7%, with the newspaper operations reporting higher gains than the specialized publications.

Operating income (including merger costs) for 1995 was $1,231,156,000, compared with $1,238,811,000 reported in 1994.
Excluding merger-related costs, operating income for the Company increased 7%, with broadcasting up 8%. Operating income for the ABC Television Network increased moderately, while the television stations were down slightly as a result of 1995 marketplace softness and the absence of 1994 political advertising. Operating income at ESPN and the radio operations increased significantly in 1995. Publishing earnings, excluding merger costs and the effect of dispositions and start-ups, decreased 1% with higher newsprint expense driving the decline.

During 1995, the Company entered into an agreement to merge with The Walt Disney Company. The merger has been approved by the shareholders of each company and by the Department of Justice.
Consummation of the merger will occur following the approval of the Federal Communications Commission.

Capital Cities/ABC operates the ABC Television Network and ten television stations, the ABC Radio Networks and 21 radio stations, and provides programming for cable television. The Company is engaged in international broadcast/cable services and television program production and distribution. Also, the Company publishes daily and weekly newspapers, shopping guides, various specialized and business periodicals, and books.

Contact: Julie Hoover, Capital Cities/ABC, Inc. (212) 456-6641


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CAPITAL CITIES/ABC, INC.
SUMMARY STATEMENT OF CONSOLIDATED INCOME
(Thousands of Dollars)         (Unaudited)


                              Three Months Ended         Twelve Months Ended
                           ------------------------    -----------------------
                           Dec. 31,        Dec. 31,    Dec. 31,       Dec. 31,
                             1995            1994        1995           1994
                           --------        --------    --------       --------

Net revenues              $2,056,526      $1,974,264  $6,878,558    $6,379,237

Costs and expenses

  Direct operating costs   1,585,606       1,490,838   5,374,606     4,967,891
  Depreciation                30,185          27,843     115,761       109,128
  Amortization of
    intangibles               17,227          15,963      65,733        63,407
  Merger costs                57,305            --        91,302          --
                           1,690,323       1,534,644   5,647,402     5,140,426


Operating income             366,203         439,620   1,231,156     1,238,811


Interest expense             (13,121)        (14,504)    (57,152)      (55,070)
Interest income               18,383           8,842      72,294        24,553
Other income, net             64,091          (5,388)     67,038        (2,980)


Income before income taxes   435,556         428,570   1,313,336     1,205,314

Income taxes                (200,600)       (188,000)   (584,700)     (525,500)

Net income                $  234,956      $  240,570  $  728,636    $  679,814

Net income per share      $     1.53      $     1.56  $     4.73    $     4.42

Average shares (000's)       153,895         154,040     153,960       153,890

* * * * * * * * * * * * * * *

SUMMARY OF OPERATIONS BY BUSINESS SEGMENT
(Thousands of Dollars)            (Unaudited)

Net revenues

  Broadcasting            $1,759,779    $1,690,524  $5,727,524   $5,277,126

  Publishing                 296,747       283,740   1,151,034    1,102,111

    Total                 $2,056,526    $1,974,264  $6,878,558   $6,379,237


Operating income

  Broadcasting            $  362,808    $  409,784  $1,164,816   $1,127,198

  Publishing                  30,295        42,160     139,041      155,018

    Income from operations   393,103       451,944   1,303,857    1,282,216

  General corporate expense  (26,900)      (12,324)    (72,701)     (43,405)


   Total                  $  366,203    $  439,620  $1,231,156   $1,238,811